CUSIP NO.  670874 10 6             13G         Page 1 of 5 Pages



                              UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                              SCHEDULE 13G

                Under the Securities Exchange Act of 1934
                            (Amendment No.  2 )*

                           OMI CORPORATION
                            (Name of Issuer)

                                Common
                     (Title of Class of Securities)

                              670874 10 6
                             (CUSIP Number)


Check the following box if a fee is being paid with this statement ( )    .
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).













CUSIP NO.  670874 10 6              13G         Page 2 of 5 Pages


1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Franklin Resources, Inc.
      13-2670991

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

            (a)
            (b)   X

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

      5.    SOLE VOTING POWER

            3,166,600

      6.    SHARED VOTING POWER

            37,500

      7.    SOLE DISPOSITIVE POWER

      8.    SHARED DISPOSITIVE POWER

            3,204,200

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,204,200

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDE CERTAIN
      SHARES

      Not Applicable

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      10.4%

12    TYPE OF REPORTING PERSON

      IA, IV, HC



CUSIP NO.  670874 10 6              13G         Page 3 of 5 Pages





Item 1.
      (a)   Name of Issuer

            OMI Corporation

      (b)   Address of Issuer's Principal Executive Offices

            90 Park Ave.
            New York, NY 10016

Item 2.
      (a)   Name of Person Filing

            Franklin Resources, Inc.

      (b)   Address of Principal Business Office

            777 Mariners Island Blvd.
            San Mateo, California 94404

      (c)   Place of Organization

            Delaware

      (d)   Title of Class of Securities

            Common

      (e)   CUSIP

            354613 10 1

Item 3.
      (d)   Investment Company

      (e)   Investment Adviser

      (g)   Parent Holding Company (Note: See Item 7)









CUSIP NO.  670874 10 6           13G         Page 4 of 5 Pages

Item 4.     Ownership
      (a)   Amount Beneficially Owned

            3,204,200

      (b)   Percent of Class

             10.4%

      (c)   Number of Shares as to which such person has:

            (i)   Sole power to vote or to direct the vote

                  3,166,600

            (ii)  Shared power to vote or to direct the vote

                  37,500

            (iii) Sole power to dispose or to direct the disposition of

            (iv)  Shared power to dispose or to direct the disposition of

                  3,204,200

Item 5.     Ownership of Five Percent or Less of a Class
            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).

            Not Applicable

Item 6.     Ownership of More than Five Percent on Behalf of Another Person

            Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

            See Attached Exhibit

Item 8.     Identification and Classification of Members of the Group

            Not Applicable

Item 9.     Notice of Dissolution of Group

            Not Applicable



CUSIP NO.   670874 10 6           13G         Page 5 of 5 Pages

Item 10.    Certification

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

This report shall not be construed as an admission by the person filing the report (Franklin Resources, Inc.) that it is the beneficial owner of any securities covered by this report. ***


                               SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


May 11, 1994
Date


S\DEBORAH R. GATZEK
Signature

Deborah R. Gatzek
Senior Vice President-Legal
& Assistant Secretary
Name/Title


*** Franklin Resources, Inc., and its subsidiaries and companies under control with them with respect to the exercise of investment discretion are of the view that they are not active as a "group" for purposes of Section 13(d) under the Securities Exchange Act of 1934 ("1934 Act") and that they are not otherwise required to attribute to each other the "beneficial ownership" of securities under Rule 13(d) 3 promulgated under the 1934 Act. Therefore, they are of the view that the shares held by Franklin Resources, Inc., and its subsidiaries and companies under common control with them need not be aggregated for purposes of Section 13(d). However, Franklin Resources, Inc. is making this filing on a voluntary basis as if all the shares are beneficially owned by Franklin Resources, Inc. and its subsidiaries and companies under common control with respect to the exercise of investment discretion.





FRANKLIN RESOURCES, INC.
EXHIBIT TO SCHEDULE 13G

ITEM 7                                                         ITEM 3
IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARIES              CLASSIFICATION



PROPERTY RESOURCES, INC.
CONTINENTAL PROPERTY MANAGEMENT COMPANY
FS CAPITAL GROUP
FS PROPERTIES, INC.
FRANKLIN PROPERTIES, INC.
FRANKLIN REAL ESTATE MANAGEMENT, INC.                          3(e)
FRANKLIN/TEMPLETON INVESTOR SERVICES, INC.
FRANKLIN ADVISERS, INC.                                        3(e)
FRANKLIN/TEMPLETON DISTRIBUTORS, INC.                          3(e), 3(a)
FRANKLIN CAPITAL CORPORATION
FRANKLIN/TEMPLETON TRAVEL, INC.
FRANKLIN TRUST COMPANY
FRANKLIN BANK                                                  3(b)
FRANKLIN ENERGY CORPORATION
ILA FINANCIAL SERVICES, INC.
ARIZONA LIFE INSURANCE COMPANY OF AMERICA
FRANKLIN MANAGEMENT, INC.                                      3(e)
FRANKLIN INSTITUTIONAL SERVICES CORP.                          3(e)
FRANKLIN AGENCY, INC.
FRANKLIN PARTNERS INC.

HAMPTON UTILITIES TRUST                                        3(d)
FRANKLIN UNIVERSAL TRUST                                       3(d)
FRANKLIN PRINCIPAL MATURITY TRUST                              3(d)
FRANKLIN MULTI-INCOME TRUST                                    3(d)
FRANKLIN GOLD FUND                                             3(d)
FRANKLIN PREMIER RETURN FUND                                   3(d)
FRANKLIN EQUITY FUND                                           3(d)
AGE HIGH INCOME FUND, INC.                                     3(d)
FRANKLIN CUSTODIAN FUNDS, INC.                                 3(d)
          GROWTH SERIES                                        3(d)
          UTILITIES SERIES                                     3(d)
          DYNATECH SERIES                                      3(d)
          INCOME SERIES                                        3(d)
          U.S. GOVERNMENT SECURITIES SERIES                    3(d)
FRANKLIN MONEY FUND                                            3(d)
FRANKLIN CALIFORNIA TAX-FREE INCOME FUND, INC.                 3(d)
FRANKLIN FEDERAL MONEY FUND                                    3(d)
FRANKLIN TAX-EXEMPT MONEY FUND                                 3(d)
FRANKLIN NEW YORK TAX-FREE INCOME FUND, INC.                   3(d)
FRANKLIN FEDERAL TAX-FREE INCOME FUND                          3(d)
                           Page 1 of 6

FRANKLIN TAX-FREE TRUST                                        3(d)
          FRANKLIN MASSACHUSETTS INSURED TAX-FREE INCOME FUND  3(d)
          FRANKLIN MICHIGAN INSURED TAX-FREE INCOME FUND       3(d)
          FRANKLIN MINNESOTA INSURED TAX-FREE INCOME FUND      3(d)
          FRANKLIN INSURED TAX-FREE INCOME FUND                3(d)
          FRANKLIN OHIO INSURED TAX-FREE INCOME FUND           3(d)
          FRANKLIN PUERTO RICO TAX-FREE INCOME FUND            3(d)
          FRANKLIN ARIZONA TAX-FREE INCOME FUND                3(d)
          FRANKLIN COLORADO TAX-FREE INCOME FUND               3(d)
          FRANKLIN GEORGIA TAX-FREE INCOME FUND                3(d)
          FRANKLIN PENNSYLVANIA TAX-FREE INCOME FUND           3(d)
          FRANKLIN HIGH YIELD TAX-FREE INCOME FUND             3(d)
          FRANKLIN MISSOURI TAX-FREE INCOME FUND               3(d)
          FRANKLIN OREGON TAX-FREE INCOME FUND                 3(d)
          FRANKLIN TEXAS TAX-FREE INCOME FUND                  3(d)
          FRANKLIN VIRGINIA TAX-FREE INCOME FUND               3(d)
          FRANKLIN ALABAMA TAX-FREE INCOME FUND                3(d)
          FRANKLIN FLORIDA TAX-FREE INCOME FUND                3(d)
          FRANKLIN CONNECTICUT TAX-FREE INCOME FUND            3(d)
          FRANKLIN INDIANA TAX-FREE INCOME FUND                3(d)
          FRANKLIN LOUISIANA TAX-FREE INCOME FUND              3(d)
          FRANKLIN MARYLAND TAX-FREE INCOME FUND               3(d)
          FRANKLIN NORTH CAROLINA TAX-FREE INCOME FUND         3(d)
          FRANKLIN NEW JERSEY TAX-FREE INCOME FUND             3(d)
          FRANKLIN KENTUCKY TAX-FREE INCOME FUND               3(d)
          FRANKLIN FEDERAL INTERMEDIATE-TERM
                     TAX-FREE INCOME FUND                      3(d)
          FRANKLIN ARIZONA INSURED TAX-FREE INCOME FUND        3(d)
          FRANKLIN FLORIDA INSURED TAX-FREE INCOME FUND        3(d)
FRANKLIN CALIFORNIA TAX-FREE TRUST                             3(d)
          FRANKLIN CALIFORNIA INSURED TAX-FREE INCOME FUND     3(d)
          FRANKLIN CALIFORNIA TAX-EXEMPT MONEY FUND            3(d)
          FRANKLIN CALIFORNIA INTERMEDIATE-TERM
                     TAX-FREE INCOME FUND                      3(d)
FRANKLIN NEW YORK TAX-FREE TRUST                               3(d)
          FRANKLIN NEW YORK TAX-EXEMPT MONEY FUND              3(d)
          FRANKLIN NEW YORK INTERMEDIATE-TERM TAX-FREE
                     INCOME FUND                               3(d)
          FRANKLIN NEW YORK INSURED TAX-FREE INCOME FUND       3(d)
FRANKLIN INVESTORS SECURITIES TRUST                            3(d)
          FRANKLIN GLOBAL GOVERNMENT INCOME FUND               3(d)
          FRANKLIN SHORT-INTERMEDIATE
                     U.S. GOVERNMENT SECURITIES FUND           3(d)
          FRANKLIN CONVERTIBLE SECURITIES FUND                 3(d)
          FRANKLIN ADJUSTABLE U.S. GOVERNMENT SECURITIES FUND  3(d)
          FRANKLIN EQUITY INCOME FUND                          3(d)
          FRANKLIN ADJUSTABLE RATE SECURITIES FUND             3(d)
INSTITUTIONAL FIDUCIARY TRUST                                  3(d)
          MONEY MARKET PORTFOLIO                               3(d)
          FRANKLIN LATE DAY MONEY MARKET PORTFOLIO             3(d)
          FRANKLIN U.S. GOVERNMENT SECURITIES MONEY
                     MARKET PORTFOLIO                          3(d)
                           Page 2 of 6

          FRANKLIN U.S. TREASURY MONEY MARKET PORTFOLIO        3(d)
          FRANKLIN INSTITUTIONAL ADJUSTABLE U.S. GOVERNMENT
                     SECURITIES FUND                           3(d)
          FRANKLIN INSTITUTIONAL ADJUSTABLE
                     RATE SECURITIES FUND                      3(d)
          FRANKLIN U.S. GOVERNMENT AGENCY MONEY MARKET FUND    3(d)
          AEA CASH MANAGEMENT FUND                             3(d)
FRANKLIN BALANCE SHEET INVESTMENT FUND                         3(d)
FRANKLIN TAX-ADVANTAGED INTERNATIONAL BOND FUND                3(d)
FRANKLIN TAX-ADVANTAGED U.S. GOVERNMENT SECURITIES FUND        3(d)
FRANKLIN TAX-ADVANTAGED HIGH YIELD SECURITIES FUND             3(d)
FRANKLIN MANAGED TRUST                                         3(d)
          FRANKLIN CORPORATE QUALIFIED DIVIDEND FUND           3(d)
          FRANKLIN RISING DIVIDENDS FUND                       3(d)
          FRANKLIN INVESTMENT GRADE INCOME FUND                3(d)
FRANKLIN STRATEGIC MORTGAGE PORTFOLIO                          3(d)
FRANKLIN MUNICIPAL SECURITIES TRUST                            3(d)
          FRANKLIN HAWAII MUNICIPAL BOND FUND                  3(d)
          FRANKLIN CALIFORNIA HIGH YIELD MUNICIPAL FUND        3(d)
          FRANKLIN WASHINGTON MUNICIPAL BOND FUND              3(d)
FRANKLIN STRATEGIC SERIES                                      3(d)
          FRANKLIN CALIFORNIA GROWTH FUND                      3(d)
          FRANKLIN MIDCAP GROWTH FUND                          3(d)
          FISCO MIDCAP GROWTH FUND                             3(d)
          FRANKLIN GLOBAL UTILITIES FUND                       3(d)
          FRANKLIN SMALL CAP GROWTH FUND                       3(d)
          FRANKLIN GLOBAL HEALTH CARE FUND                     3(d)
ADJUSTABLE RATE SECURITIES PORTFOLIOS                          3(d)
          U.S. GOVERNMENT ADJUSTABLE RATE
                  MORTGAGE PORTFOLIO                           3(d)
          ADJUSTABLE RATE SECURITIES PORTFOLIO                 3(d)
THE MONEY MARKET PORTFOLIOS                                    3(d)
           THE MONEY MARKET PORTFOLIO                          3(d)
           THE U.S. GOVERNMENT SECURITIES
                  MONEY MARKET PORTFOLIO                       3(d)
MIDCAP GROWTH PORTFOLIO                                        3(d)
FRANKLIN INTERNATIONAL TRUST                                   3(d)
          FRANKLIN PACIFIC GROWTH FUND                         3(d)
          FRANKLIN INTERNATIONAL EQUITY FUND                   3(d)
FRANKLIN REAL ESTATE SECURITIES TRUST                          3(d)
          FRANKLIN REAL ESTATE SECURITIES FUND                 3(d)
FRANKLIN/TEMPLETON GLOBAL TRUST                                3(d)
          FRANKLIN/TEMPLETON GERMAN GOVERNMENT BOND FUND       3(d)
          FRANKLIN/TEMPLETON GLOBAL CURRENCY FUND              3(d)
          FRANKLIN/TEMPLETON HARD CURRENCY FUND                3(d)
          FRANKLIN/TEMPLETON HIGH INCOME CURRENCY FUND         3(d)
FRANKLIN VALUEMARK FUNDS                                       3(d)
          MONEY MARKET FUND                                    3(d)
          EQUITY GROWTH FUND                                   3(d)
          PRECIOUS METALS FUND                                 3(d)
          REAL ESTATE SECURITIES FUND                          3(d)

                                     Page 3 of 6


          UTILITY EQUITY FUND                                  3(d)
          HIGH INCOME FUND                                     3(d)
          GLOBAL INCOME FUND                                   3(d)
          INVESTMENT GRADE INTERMEDIATE BOND FUND              3(d)
          INCOME SECURITIES FUND                               3(d)
          U.S. GOVERNMENT SECURITIES FUND                      3(d)
          ZERO COUPON FUND - 1995                              3(d)
          ZERO COUPON FUND - 2000                              3(d)
          ZERO COUPON FUND - 2005                              3(d)
          ZERO COUPON FUND - 2010                              3(d)
          ADJUSTABLE U.S. GOVERNMENT FUND                      3(d)
          RISING DIVIDENDS FUND                                3(d)
          TEMPLETON PACIFIC GROWTH FUND                        3(d)
          TEMPLETON INTERNATIONAL EQUITY FUND                  3(d)
          TEMPLETON DEVELOPING MARKETS EQUITY FUND             3(d)
          TEMPLETON GLOBAL GROWTH FUND                         3(d)
FRANKLIN GOVERNMENT SECURITIES TRUST                           3(d)

TEMPLETON WORLDWIDE, INC.
TEMPLETON GLOBAL INVESTORS, INC.
TEMPLETON QUANTITATIVE ADVISORS, INC.                          3(e)
TEMPLETON/FRANKLIN INVESTMENT SERVICES, INC.                   3(e),3(a)
TEMPLETON FUNDS MANAGEMENT, INC.
TEMPLETON FUNDS TRUST COMPANY
TEMPLETON FUNDS ANNUITY COMPANY
TEMPLETON INVESTMENT COUNSEL, INC.                             3(e)
TEMPLETON MANAGEMENT LIMITED
TEMPLETON HERITAGE LIMITED
TEMPLETON INTERNATIONAL, INC.
TEMPLETON INVESTMENT MANAGEMENT (Hong Kong) LIMITED            3(e)
TEMPLETON/FRANKLIN INVESTMENT SERVICES (HONG KONG) LIMITED
TEMPLETON INVESTMENT MANAGEMENT (Singapore) PTE. LTD.
TEMPLETON INVESTMENT MANAGEMENT (Australia) LIMITED
TEMPLETON GLOBAL INVESTORS LIMITED
TEMPLETON INVESTMENT MANAGEMENT LIMITED
TEMPLETON UNIT TRUST MANAGERS LIMITED
TEMPLETON HOLDINGS LIMITED
TEMPLETON LIFE ASSURANCE LIMITED
TEMPLETON GLOBAL STRATEGIC SERVICES S.A.
TEMPLETON GLOBAL STRATEGIC SERVICES (Deutschland) GMBH
TEMPLETON/NATIONAL BANK OF GREECE MANAGEMENT (LUXEMBOURG) S.A.
TEMPLETON MANAGEMENT (Lux.) S.A.
T.G.H. HOLDINGS LTD.
TEMPLETON, GALBRAITH AND HANSBERGER LTD.                       3(e)


TEMPLETON SMALLER COMPANIES GROWTH FUND, INC.                  3(d)
TEMPLETON FUNDS, INC.                                          3(d)
          TEMPLETON WORLD FUND                                 3(d)
          TEMPLETON FOREIGN FUND                               3(d)

                            Page 4 of 6

TEMPLETON INCOME TRUST                                         3(d)
          TEMPLETON INCOME FUND                                3(d)
          TEMPLETON MONEY FUND                                 3(d)
TEMPLETON GROWTH FUND, INC.                                    3(d)
TEMPLETON EMERGING MARKETS FUND, INC.                          3(d)
TEMPLETON GLOBAL INCOME FUND, INC.                             3(d)
TEMPLETON VARIABLE ANNUITY FUND                                3(d)
TEMPLETON VARIABLE PRODUCTS SERIES FUND                        3(d)
          TEMPLETON MONEY MARKET FUND                          3(d)
          TEMPLETON BOND FUND                                  3(d)
          TEMPLETON STOCK FUND                                 3(d)
          TEMPLETON ASSET ALLOCATION FUND                      3(d)
          TEMPLETON INTERNATIONAL FUND                         3(d)
TEMPLETON VALUE FUND, INC.                                     3(d)
TEMPLETON GLOBAL GOVERNMENTS INCOME TRUST                      3(d)
TEMPLETON REAL ESTATE SECURITIES FUND                          3(d)
TEMPLETON GLOBAL OPPORTUNITIES TRUST                           3(d)
TEMPLETON GLOBAL UTILITIES, INC.                               3(d)
TEMPLETON WORLDWIDE INVESTMENTS SICAV
          GROWTH PORTFOLIO
          INCOME PORTFOLIO
INDONESIA DEVELOPMENT FUND LIMITED
TEMPLETON GLOBAL GROWTH FUND LTD.
TEMPLETON GLOBAL INCOME PORTFOLIO LTD.
TEMPLETON INTERNATIONAL EMERGING MARKETS FUND                  3(d)
TEMPLETON INTERNATIONAL GROWTH FUND                            3(d)
TEMPLETON INTERNATIONAL FOREIGN FUND                           3(d)
TEMPLETON INSTITUTIONAL FUNDS, INC.                            3(d)
          TEMPLETON GROWTH SERIES                              3(d)
          TEMPLETON FOREIGN EQUITY SERIES                      3(d)
          TEMPLETON EMERGING MARKETS SERIES                    3(d)
          TEMPLETON SMALLER COMPANIES SERIES                   3(d)
          TEMPLETON GLOBAL FIXED INCOME SERIES                 3(d)
          TEMPLETON FOREIGN EQUITY (SOUTH AFRICA FREE) SERIES  3(d)
TEMPLETON AMERICAN TRUST, INC.                                 3(d)
TEMPLETON CAPITAL ACCUMULATOR FUND, INC.                       3(d)
TEMPLETON DEVELOPING MARKETS TRUST                             3(d)
TEMPLETON GROWTH FUND, LTD.
TEMPLETON GLOBAL GROWTH FUND (AUSTRALIA)
ASIAN DEVELOPMENT EQUITY FUND
TEMPLETON GLOBAL INCOME FUND
TEMPLETON TREASURY BILL FUND
TEMPLETON GLOBAL GROWTH TRUST
TEMPLETON GLOBAL BALANCED TRUST
TEMPLETON GLOBAL INCOME FUND (III)
TEMPLETON GLOBAL SMALLER COMPANIES FUND
TEMPLETON HERITAGE RETIREMENT FUND
TEMPLETON INTERNATIONAL STOCK FUND
TEMPLETON EMERGING MARKETS INVESTMENT TRUST PLC
TEMPLETON VALUE TRUST
TEMPLETON EMERGING GROWTH STOCK PORTFOLIO N.V.

                            Page 5 of 6

TEMPLETON ASIA FUND
TEMPLETON HERITAGE BOND FUND
TEMPLETON POOLED INVESTMENT TRUST
          TEMPLETON INTERNATIONAL EQUITY TRUST
          TEMPLETON INTERNATIONAL STOCK TRUST
          TEMPLETON GLOBAL EQUITY TRUST
TEMPLETON GLOBAL STRATEGY SICAV
          TEMPLETON EMERGING MARKETS FUND
          TEMPLETON GLOBAL GROWTH FUND
          TEMPLETON AMERICAN FUND
          TEMPLETON GLOBAL INCOME FUND
          TEMPLETON DEUTSCHEMARK GLOBAL GROWTH FUND
          TEMPLETON SMALLER COMPANIES FUND
          TEMPLETON FAR EAST FUND
          TEMPLETON INDONESIA FUND
          DEVELOPING GROWTH STOCK FUND
          TEMPLETON EUROPEAN FUND
          TEMPLETON DEUTSCHEMARK GLOBAL BOND FUND
          TEMPLETON U.S. GOVERNMENT FUND
          TEMPLETON EMERGING MARKETS FIXED INCOME FUND
          TEMPLETON INCOME FUND
          TEMPLETON HAVEN FUND
TEMPLETON BALANCED FUND
TEMPLETON/NATIONAL BANK OF GREECE TRANS-EUROPEAN FUND
          GROWTH
          INCOME
TEMPLETON EMERGING MARKETS FUND (CANADA)
TEMPLETON EMERGING ASIA FUND
TEMPLETON CHINA WORLD FUND, INC.                               3(d)
ALPHA FUND
           OFFSHORE
           DOMESTIC
31 WEST FUND L. P.
STRUCTURED ASSET MANAGEMENT FUND L.P.
GLOBAL DERIVATIVES FUND
TEMPLETON EMERGING MARKETS INCOME FUND, INC.                   3(d)













                           Page 6 of 6